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Exhibit 10.9

        [Execution Copy]

PIERRE FABRE, INC.
 EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of November 3, 2003, by and between Pierre Fabre, Inc., a New York corporation (to be known as Physicians Formula, Inc.) (the "Company"), and Ingrid Jackel-Marken ("Executive").

        WHEREAS, the Company desires to employ Executive in the capacity and on the terms and conditions set forth herein, and Executive desires to accept such employment in such capacity and on such terms and conditions.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Employment.    The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Period").

        2.    Position and Duties.

        (a)   During the Employment Period, Executive shall serve as the Senior Vice President-Marketing of the Company and shall have the normal duties, responsibilities, functions and authority of the Senior Vice President-Marketing, subject to the power and authority of the Company's Board of Directors (the "Board") to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive's position as the Board may from time to time direct.

        (b)   During the Employment Period, Executive shall report to the Company's Chief Executive Officer and shall devote her best efforts and her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform her duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of her abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's and its Subsidiaries' policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive's employment hereunder.

        (c)   For purposes of this Agreement, "Subsidiaries" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

        3.    Compensation and Benefits.

        (a)   During the Employment Period, Executive's base salary shall be $232,755 per annum or such higher rate as the Board may determine from time to time; provided that as soon as reasonably practicable following publication of the index of wages and salaries for all private industry white collar wages as published in the Employment Cost Index by the Bureau of Labor Statistics after January 1, 2004, and annually thereafter, the base salary shall be increased by no less than the amount necessary to reflect any annual increase in such index (which shall be effective as of January 1 of each such year)

(as adjusted from time to time, the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible.

        (b)   During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by her in the course of performing her duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

        (c)   In addition to the Base Salary, Executive shall be eligible to receive an annual bonus up to a maximum amount to be determined by the Board for each calendar year during the Employment Period based upon achievement by Executive and achievement by the Company of performance criteria and other goals established by the Board (or the Compensation Committee established by the Board) on an annual basis following consultation with Executive prior to the commencement of each calendar year or as soon as reasonably practicable thereafter, except that the maximum bonus amount and the performance criteria and other goals for the calendar year ending December 31, 2003 shall be as set forth in that certain letter agreement dated as of May 28, 2003 by and between Executive and the Company. The bonus payable in respect of any given year during the Employment Period shall be paid within 30 days following the delivery of the Company's annual audited financial statements for such year (and in any event no later than April 30 in any such following year). Executive must be employed by the Company as of December 31 in the year for which any bonus relates in order to receive any such bonus hereunder.

        (d)   All amounts payable to Executive hereunder shall be subject to all required and customary withholding by the Company.

        4.    Term.

        (a)   The Employment Period shall begin on the date hereof and, notwithstanding anything in this Agreement to the contrary, expressed or implied, or Section 2924 of the California Labor Code or any similar provision of applicable law, (i) the Employment Period shall terminate immediately upon Executive's resignation, death or Disability (as defined below) and (ii) the Employment Period may be terminated by the Company at any time for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as of the date specified in a written notice from the Company to Executive.

        (b)   If the Employment Period is terminated by the Company without Cause, Executive shall be entitled to continue to receive her Base Salary payable in regular installments as special severance payments for a period of twelve (12) months from the date of termination (the "Severance Period"), if and only if Executive has executed and delivered to the Company a general release of all claims against the Company and its directors, officers and affiliates in form and substance satisfactory to the Company and only so long as Executive has not revoked or breached the provisions of the general release or breached the provisions of that certain Nonsolicitation and Confidentiality Agreement, dated as of the date hereof, by and between the Company and Executive, and does not apply for unemployment compensation chargeable to the Company during the Severance Period, and Executive shall not be entitled to any other salary, compensation or employee or other benefits after termination of the Employment Period, except as specifically provided for in the Company's employee benefit plans or as otherwise expressly required by applicable law (such as COBRA).

        (c)   If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above, Executive shall only be entitled to receive her Base Salary through the date of termination and shall not be entitled to any other salary, compensation or employee or other benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company's employee benefit plans or as otherwise expressly required by applicable law (such as COBRA).

        (d)   Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

        (e)   For purposes of this Agreement, "Cause" shall mean with respect to Executive one or more of the following: (i) the conviction of (or entry of a plea of guilty or nolo contendere to) a felony or other crime involving moral turpitude or dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board or the Company's Chief Executive Officer, (iv) a breach of Executive's duty of loyalty to the Company or any of its Subsidiaries or affiliates or any act of dishonesty or fraud with respect to the Company or any of its Subsidiaries or (v) any material breach of this Agreement or any other agreement between Executive and the Company or any of its affiliates (including, without limitation, that certain Nonsolicitation and Confidentiality Agreement, dated as of the date hereof, by and between Executive and the Company) which is not cured to the Board's reasonable satisfaction within 15 days after written notice thereof to Executive.

        (f)    For purposes of this Agreement, "Disability" shall mean Executive's inability to perform the essential duties, responsibilities and functions of her position with the Company and its Subsidiaries as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether she has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive's condition with the Company).

        5.    Executive's Representations.    Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

        6.    Survival.    Paragraphs 4 through 19, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

        7.    Notices.    Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

  Notices to Executive:

  Ingrid Jackel-Marken
  2405 E. Orange Grove Blvd.
  Pasadena, CA, 91104

  Notices to the Company:

Physicians Formula, Inc. 1055 West 8th Street Azusa, California 91702
Attention:	Chief Executive Officer
Telecopy:	(626) 812-9462

  With a copy to:

Summit Partners, L.P. 499 Hamilton Avenue Palo Alto, California 94301
Attention:	Walter G. Kortschak Craig D. Frances
Telephone:	(415) 321-1166
Telecopy:	(415) 321-1188

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

        8.    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        9.    Complete Agreement.    This Agreement and the Nonsolicitation and Confidentiality Agreement referred to herein embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        10.    No Strict Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

        11.    Counterparts.    This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        12.    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her duties or obligations hereunder without the prior written consent of the Company.

        13.    Choice of Law.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        14.    Amendment and Waiver.    The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

        15.    Insurance.    The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

        16.    Reimbursement of Payments on Behalf of Executive.    The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from the Company or any of its Subsidiaries or Executive's ownership interest in the Company or any of its direct or indirect parent companies (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes.

        17.    Arbitration.

        (a)   Except with respect to disputes and claims arising under the Nonsolicitation and Confidentiality Agreement (which the parties hereto may pursue in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of her or its own attorneys' fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth in the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (as adopted and effective as of June 1, 1997 or such later version as may then be in effect) (the "AAA Rules"), shall be the sole and exclusive method for resolving any claim or dispute ("Claim") arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company (including, without limitation, claims and disputes regarding employment discrimination, sexual harassment, termination and discharge), whether such claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Los Angeles, California, (iii) each party to the arbitration shall bear her or its own costs and expenses (including, without limitation, all attorneys' fees and expenses, except to the extent otherwise required by applicable law) and (iv) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator's fees, hearing expenses, etc.) shall be borne equally by the parties hereto; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced, the costs of mediation as set forth in subparagraph (b) below, and the fees and expenses of attorneys, accountants and other experts) to the parties hereto based upon the relative fault of each such party as determined by the arbitrator. The parties agree that the judgment, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto. Nothing in this paragraph 17 shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration. Each party hereto hereby irrevocably submits to the jurisdiction of the federal courts (and, if jurisdiction in the federal courts is not proper, then the state courts) sitting in Los Angeles, California, and agrees that either court shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

        (b)   Notwithstanding the foregoing, prior to any party hereto instituting any arbitration proceeding hereunder to resolve any Claim, such party first shall submit the Claim to a mediation proceeding between the parties hereto which shall be governed by the prevailing procedures of the American Arbitration Association and shall be conducted in Los Angeles, California. If the parties hereto have not agreed in writing to a resolution of the Claim pursuant to the mediation within 45 days after the commencement thereof of if any party refuses to participate in the mediation process, then the Claim may be submitted to arbitration under paragraph (a) above. Each party hereto shall bear her or its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the parties hereto unless otherwise determined by the parties hereto.

        18.    Waiver of Jury Trial.    As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trail by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

        19.    Tax Disclosures.    Notwithstanding anything herein to the contrary, the Company and Executive and each other party to the transaction contemplated hereby (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information, including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction) or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

*    *    *    *    *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PIERRE FABRE, INC.
By:	/s/ ANDRE PIETERS
Its:	President
/s/ INGRID JACKEL-MARKEN Ingrid Jackel-Marken

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  Exhibit 10.9